Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 2 to Form F-3 (No. 333-104121) and in the Registration Statements on Form S-8 (Nos. 333-13022, 333-88966 and 333-100388) of GlaxoSmithKline plc of our report dated 2 March 2005, except for the Cidra, Puerto Rico manufacturing site matter discussed in Note 30, for which the date is March 8, 2005, relating to the financial statements of GlaxoSmithKline plc, which appears in GlaxoSmithKline plc's Annual Report on Form 20-F for the year ended 31 December 2004. We also consent to the reference to us under the heading Experts in the Registration Statement on Form F-3.

/s/      PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, England
March 8, 2005